Exhibit 15.1

June 19, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 18, 2003 on our review of interim non-consolidated financial information of Kookmin Bank for the three-month periods ended March 31, 2003 and 2002 and included in Kookmin Bank’s report on Form 6-K, dated May 15, 2003, is incorporated by reference in its Registration Statement on Form F-4 dated June 19, 2003.

Yours very truly,

PricewaterhouseCoopers

Seoul, Korea

Samil Accounting Corporation is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.